Exhibit 10.11

EMBARQ SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated effective January 1, 2007)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Establishment. In accordance with Section 4 of the Employee Matters Agreement dated May 17, 2006 by and between Sprint Nextel Corporation (“Sprint Nextel”) and Embarq Corporation, the Company hereby establishes, effective as of May 17, 2006 (“Effective Date”), the Plan (i) for certain eligible Employees, and (ii) in order to assume responsibility for all liabilities and obligations relating to certain employees who were participants in the Sprint Supplemental Executive Retirement Plan immediately prior to the Effective Date who transferred from Sprint Nextel to the Company or a Subsidiary in connection with Sprint Nextel’s distribution of Company common stock to Sprint Nextel stockholders. The Company has amended and restated this Plan effective as of January 1, 2007.

1.2 Purpose. The Plan is established to supplement the benefits of any Participant whose retirement income under a Qualified Pension Plan is limited in accordance with Section 415 or 401(a)(17) of the Code or whose benefit under such a plan is reduced by his or her Deferred Compensation Plan Deferrals. The Plan is intended to restore such a Participant’s overall retirement income to the level which would have been payable under the Qualified Pension Plan absent either such limitation under the Code or such deferrals. The Plan is further intended to facilitate the attraction and retention of senior level executives who have significant experience with a former employer prior to becoming employed by an Employer.

It is intended that the Plan qualify as an unfunded plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and, to the extent applicable, an unfunded excess benefit plan, so as to qualify for the various applicable exceptions and exemptions to the requirements otherwise imposed by ERISA on employee pension benefit plans.

SECTION 2

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following terms, when capitalized as shown below, shall have the following respective meanings, unless the context clearly indicates otherwise.

“Board” means the Board of Directors of the Company. Any authority given to the Board under this Plan may be exercised by the Compensation Committee of the Board without additional direction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code herein shall include any successor provisions thereto.

“Committee” means the committee established pursuant to Section 8.

“Company” means Embarq Corporation, a Delaware corporation (“Embarq”) and its successor or successors.

“Deferred Compensation Plan Deferrals” means the amount of compensation deferred by a Participant in the Sprint Executive Deferred Compensation Plan or any nonqualified deferred compensation plan established by the Company to the extent such compensation would have been compensation for purposes of determining a Participant’s benefit under the Qualified Pension Plan had the amount not been deferred; provided, however, that a Deferred Compensation Plan Deferral shall not include any amount deferred for which the Participant receives a pension make-up benefit as such term is defined in the Sprint Executive Deferred Compensation Plan or other nonqualified deferred compensation plan established by the Company.

“Disability” means a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

“Employee” means any person employed by an Employer who receives regular stated compensation other than a pension, retainer or fee under contract.

“Employer” means the Company or any Subsidiary of the Company which participates in a Qualified Pension Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any provision of ERISA herein shall include any successor provisions thereto.

“Gross Misconduct” occurs if the Committee determines that the Participant has engaged in a willful, deliberate, or gross act of commission or omission which is injurious to the finances or reputation of the Company or any Subsidiary or other affiliate.

“Involuntary Termination without Cause” means a Participant’s Separation from Service from the Company and all Subsidiaries, if involuntary and not for reasons of Gross Misconduct, including but not limited to, Separation from Service due to a job elimination pursuant to a reduction-in-force.

“Normal Retirement Date” means the first day of the calendar month coincident with or next following the 65th birthday of the Participant.

“Participant” means an Employee who has satisfied the requirements of Section 3.1 for participation in the Plan or a former Employee entitled to benefits hereunder.

“Plan” means the Embarq Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time.

“Plan Administrator” means the plan administrator appointed by the Committee under Section 8.2.

“Qualified Pension Plan” means the Embarq Retirement Pension Plan.

“Separation from Service” means a Participant’s death, Disability, retirement or other termination of employment with the Company. A Separation from Service shall not occur if the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, as long as the Participant has a right (either by contract or by statute) to reemployment with the Company.

“Subsidiary” means (a) a member of a controlled group of corporations of which an Employer is a member, (b) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Code or (c) a member of an affiliated service group of which an Employer is a member as determined in accordance with Section 414(m) of the Code. For purposes hereof, a “controlled group of corporations” means a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Sections 1563(a)(4) and 1563(e)(3)(C).

2.2 Construction. Unless the context clearly indicates otherwise, terms not defined in Section 2.1 shall have the meaning specified in the Qualified Pension Plan under which the Participant is entitled to a benefit (if defined therein). In addition, except when otherwise clearly indicated by the context, the plural shall include the singular and the singular shall include the plural.

SECTION 3

PARTICIPATION

3.1 Covered Employees. Any Employee:

(i) who is not a member of a collective bargaining unit; and

(ii) whose benefits under a Qualified Pension Plan maintained by the Company are limited by the restrictions on retirement income benefits under such plan that are imposed in accordance with Sections 415 or 401(a)(17) of the Code; or

(iii) whose Deferred Compensation Plan Deferrals cause a reduction in his or her benefit under the Qualified Pension Plan;

is a covered employee. A covered employee will become a Participant in this Plan as of the April 1 following the calendar year in which the covered employee’s benefits are first limited or reduced as described in clause (ii) or (iii) above. For the avoidance of doubt, an individual will not first become a Participant merely by receiving separation pay after the individual’s last day worked.

SECTION 4

BENEFIT RESTORATION AMOUNTS

4.1 Computation of Benefit. The monthly amount of benefit restoration payable to a Participant under this Plan, when expressed in the form of a single life annuity beginning on the Participant’s Normal Retirement Date, shall be equal to the excess of (a) over (b) where:

(a) equals the Participant’s monthly retirement income benefit under the Qualified Pension Plan, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plan, except that (i) such determination shall disregard the restrictions on retirement income benefits under such plan which are imposed in accordance with Sections 415 and 401(a)(17) of the Code and (ii) compensation for purposes of such determination shall include any Deferred Compensation Plan Deferrals; and

(b) equals such Participant’s actual monthly retirement income benefit under such Qualified Pension Plan, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plan, including the restrictions on retirement income benefits under such plan which are imposed in accordance with sections 415 and 401(a)(17) of the Code and excluding any Deferred Compensation Plan Deferrals from compensation for purposes of such determination.

4.2 Vesting and Forfeiture for Cause. A Participant shall be vested in the benefit restoration payable under the Plan to the same degree that the Participant is vested in his or her retirement income benefits under the Qualified Pension Plan. Notwithstanding the foregoing, however, any vested supplemental retirement income benefits or survivor benefits payable under this Plan shall be forfeited, and a Participant, together with any of his or her beneficiaries, shall have no right to such benefits if: (a) such Participant has engaged in Gross Misconduct, or (b) the Participant, without the consent of the Committee, while employed by the Company or a

Subsidiary or after Separation from Service, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee. The restriction from competition after Separation from Service described in the preceding sentence shall not apply to a Participant in the event he or she has an Involuntary Termination without Cause.

SECTION 5

MID-CAREER PENSION ENHANCEMENT

5.1 Recommendation of Participants for Mid-Career Pension Enhancement. Subject to the approval of the Compensation Committee of the Board, the Company’s Chief Executive Officer may recommend Participants who are Senior Vice President and above to receive a mid-career pension enhancement. Such recommendation shall be delivered, in writing, to the Committee and shall specify the following: (a) the identity of the Participant selected, (b) the number of additional years of service (based on the relevant business experience of the Participant with another employer prior to his or her employment with the Company or a Subsidiary) with which such Participant will be credited for the purpose of calculating benefits in accordance with the benefit formula under the Qualified Pension Plan, (c) the service requirements which a Participant must satisfy to be eligible for such benefits (if different than as described in Section 5.3) and (d) the conditions under which such benefits will be forfeited (if different than as described in Section 5.4).

5.2 Computation of Benefit. The monthly amount of any mid-career pension enhancement benefit payable to a Participant under this Plan, when expressed in the form of a single life annuity beginning on the Participant’s Normal Retirement Date, shall be equal to the excess of (a) over (b) where:

(a) equals the Participant’s monthly retirement income benefit under Section 4.1 of this Plan and the Qualified Pension Plan, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plans, except that such determination under this Section 5.2(a) shall be made assuming that the Participant had additional years of credited service as specified in the recommendation under Section 5.1; and

(b) equals the sum of (i) such Participant’s actual monthly retirement income benefit under Section 4.1 of this Plan and the Qualified Pension Plan, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plans, but without assuming the additional years of credited service as specified in the recommendation under Section 5.1 and (ii) the actuarial equivalent amount, expressed as a single life annuity beginning on such Participant’s Normal Retirement Date, received by such Participant from any pension plans of his or her previous employers, if any, whether qualified under Section 401 of the Code or not.

5.3 Service Requirements. Unless provided otherwise in the recommendation, the number of additional years of service specified in the recommendation shall be credited to a Participant at the rate of one additional year of service for each completed year of service with the Company or one of its Subsidiaries.

5.4 Forfeiture. Unless provided otherwise in the recommendation, mid-career pension enhancement benefits shall be forfeited, and a Participant, together with any of his or her beneficiaries, shall have no right to such benefits if:

(a) the Participant has engaged in Gross Misconduct;

(b) the Participant, without the consent of the Committee, while employed by the Company or a Subsidiary or after Separation from Service, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee (such restriction from competition after Separation from Service shall not apply to a Participant in the event he or she has an Involuntary Termination without Cause); or

(c) the Participant has a Separation from Service from the Company and all of its Subsidiaries prior to age 60, unless the Participant has such Separation from Service for reasons of (i) death, (ii) Disability, or (iii) Involuntary Termination without Cause.

SECTION 6

BENEFIT COMMENCEMENT DATE AND

FORM OF PAYMENT

6.1 Benefit Commencement Date. Subject to the following sentence, benefits payable to a Participant under the Plan shall commence upon the Participant’s Separation from Service with the Company for any reason including retirement, death or Disability, provided, however, if a Participant is a “Specified Employee” as defined in Code Section 409A(a)(2)(A), no distribution may be made before the earlier of (i) the date which is 6 months after the date of the Participant’s Separation from Service from the Company or, (ii) the date of death or Disability of the Participant.

6.2 Form of Payment. Benefits payable to a Participant under the Plan shall be distributed as follows:

(a) If the Participant does not make a timely election (as described under (b) below), then such benefits shall be payable in the form of an annuity for the Participant’s life, or

(b) if the Participant so elects, in any form provided under the Qualified Pension Plan as of the date of the Participant’s election. Such election must be made by the Participant in writing and will only be effective if it is received by the Committee within 30 days of the Participant first becoming eligible to participate in the Plan under Section 3.1; provided, however, that the election as to the form of payment of a Participant who was a participant in the Sprint Supplemental Executive Retirement Plan immediately prior to the Effective Date will apply to any benefits paid under this Plan, unless a subsequent election to change the form of payment is made, as described below.

A Participant may elect to change the form of payment of his or her benefits payable under the Plan pursuant to his or her initial election, provided (i) the subsequent election is not effective until 12 months after the date on which the subsequent election is made, and (ii) the first payment with respect to which such subsequent election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made.

Notwithstanding the foregoing, if the actuarial equivalent of an individual’s benefit hereunder is valued at not more than five times the distribution amount described in Code Section 401(a)(31)(B)(ii), the Company shall pay such benefit in a lump sum upon the Participant’s Separation from Service. Such actuarial equivalent amount shall be determined in the same manner that the amount of an involuntary cash out distribution is computed under the Qualified Pension Plan. The payment of a lump sum amount under this Section 6.2 shall be a complete discharge of any obligations to such individual and his or her beneficiaries hereunder.

SECTION 7

DEATH BENEFITS

7.1 Death After Separation from Service. If a Participant dies after his or her Separation from Service, the survivor benefits payable under the Plan, if any, shall be payable in accordance with the form of distribution in effect for such Participant under the Plan as of the date of his or her death.

7.2 Death Prior to Separation from Service. If a Participant dies before his or her Separation from Service and such Participant is survived by a spouse to whom he or she was married for at least one year immediately prior to the date of such Participant’s death, such surviving spouse shall be entitled to a survivor benefit hereunder. Such survivor benefit shall commence as soon as practicable after the Participant’s date of death, but in no event later than the 15th day of the third month following the end of the calendar year of the Participant’s death and shall be payable in the form of a single life annuity. The monthly amount of such survivor benefit shall be equal to the excess of (a) over (b) where:

(a) equals the monthly amount of the survivor benefit payable to the Participant’s surviving spouse under the Qualified Pension Plan, as determined under the terms and conditions of such plan, except that (i) such determination, computed as described in Section 4.1, shall disregard the restrictions under such plan which are imposed in accordance with Sections 415 and 401(a)(17) of the Code and shall include as compensation any Deferred Compensation Plan Deferrals, and (ii) such determination shall include any additional years of credited service specified in Section 5.1 for such Participant computed as described in Section 5.2; and

(b) equals the sum of (i) the monthly amount of the survivor benefit which is actually paid to such surviving spouse from such Qualified Pension Plan, as determined under the terms and conditions of such plan, including the restrictions under such plan which are imposed in accordance with sections 415 and 401(a)(17) of the Code and excluding any Deferred Compensation Plan

Deferrals and any additional years of credited service specified in Section 5.1 for such Participant and (ii) for Participants entitled to a mid-career pension enhancement under Section 5, the monthly amount of the survivor benefit which is actually paid to such surviving spouse from any pension plan of the Participant’s previous employers, if any, whether qualified under Section 401 of the Code or not.

In the event a surviving spouse eligible to receive a survivor benefit under this Section 7.2 dies before his or her actual benefit commences as set forth above, no benefit shall be payable hereunder.

SECTION 8

ADMINISTRATION OF THE PLAN

8.1 The Board. The Compensation Committee of the Board shall have the authority to amend and to terminate this Plan.

8.2 The Employee Benefits Committee. The Plan shall be administered by the Employee Benefits Committee. The Employee Benefits Committee shall be the Plan Administrator as defined by ERISA and have the authority to control and manage the Plan. The Employee Benefits Committee shall have the responsibilities and duties and powers set forth in this Plan and any responsibilities and duties under this Plan which are not specifically delegated to anyone else, including but not limited to the following powers:

(a) subject to any limitations under the Plan or applicable law, to make and enforce such rules and regulations of the Plan and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(b) to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;

(c) to decide on questions concerning the Plan and the eligibility of any Employee to participate in the Plan, in accordance with the provisions of the Plan; and

(d) to compute or have computed the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan.

8.3 Discretionary Power of the Employee Benefits Committee. The Employee Benefits Committee shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including but not limited to the construction and interpretation of the Plan and the Trust Agreement and the determination of eligibility for benefits under the Plan. The decisions or actions of the

Employee Benefits Committee as to any questions arising in connection with the Plan, including but not limited to, the construction and interpretation of the Plan and the Trust Agreement, shall be final and binding upon all Participants and their beneficiaries.

8.4 Membership of the Employee Benefits Committee. The Employee Benefits Committee shall consist of at least five members. The chairpersons of the Employee Benefits Committee shall be the vice president of the Company who has responsibility for benefits administration and the vice president of the Company who has responsibility for financial decision support. The chairpersons of the Employee Benefits Committee shall appoint the remaining members of the Employee Benefits Committee. The chairpersons of the Employee Benefits Committee may remove a member and appoint another member at any time, with or without cause, upon written notice to the member being replaced. A chairperson may resign from the Employee Benefits Committee by giving 15 days written notice to the Secretary of the Corporation. Such resignation shall not constitute resignation of such person’s position of employment with the Company, notwithstanding the plan’s description of chairperson based upon employment responsibilities with the Company. Upon such resignation, or in the event the corporate position described for the chairperson does not exist, remains unfilled, or if the individual filling the position is unwilling or cannot perform the role of chairperson, the Compensation Committee of the Board shall appoint a chairperson. A member other than a chairperson may resign by giving written notice to a chairperson. During any period that both chairpersons’ positions are vacant, the Compensation Committee of the Board shall serve as Plan Administrator as defined by ERISA.

8.5 Meetings of the Employee Benefits Committee. The Employee Benefits Committee shall appoint a secretary, who need not be a member of the Employee Benefits Committee, to keep its records and assist it in performing any of its functions. The Employee Benefits Committee shall hold regular meetings at least quarterly upon such notice and at such times and places as it may from time to time determine. The secretary of the Employee Benefits Committee shall attend all meetings and take minutes thereof. Notice of a meeting need not be given to any member of the Employee Benefits Committee who submits a signed waiver of notice before or after the meeting or who attends the meeting.

8.6 Action of the Employee Benefits Committee. A vote of a majority of the members of the Employee Benefits Committee shall be required for any action taken by the Employee Benefits Committee. Resolutions may be adopted or other action taken without a meeting upon the written consent of all members of the Employee Benefits Committee. Any person dealing with the Employee Benefits Committee shall be entitled to rely upon a certificate of any member of the Employee Benefits Committee, or its secretary, as to any act or determination of the Employee Benefits Committee.

8.7 Subcommittee, Advisors and Agents of the Employee Benefits Committee. The Employee Benefits Committee may, subject to periodic review, (a) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf, (b) delegate one or more of its responsibilities, duties or powers to any officer of the Company or other Employees or committees comprised of such persons and (c) utilize the services of employees and engage accountants, agents, clerks, legal counsel, recordkeepers and professional consultants (any of whom may also be serving an Employer or any Subsidiary) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

8.8 Records and Reports of the Employee Benefits Committee. The Employee Benefits Committee shall maintain records and accounts relating to the administration of the Plan and all data necessary for Plan valuations. The Employee Benefits Committee shall submit to the Compensation Committee of the Board an annual report on the operation of the Plan for each Plan year and shall also submit such other periodic reports as the Compensation Committee of the Board may request.

8.9 Indemnification. The Employer will indemnify and hold harmless the directors and officers of the Employer, and of all Subsidiaries, the members of the Committee and all other Employees of the Employer, or of any Subsidiary, from any liability, loss, cost or damage that such individuals may incur in the exercise and performance of their duties and powers hereunder, except as may result from their own gross negligence or willful default. The Employer also will assume the defense of any and all actions, suits or proceedings brought or advanced by any person (other than an Employer) against any such individual arising under the Plan.

8.10 Service in More than One Capacity. Any person or group of persons may service the Plan in more than one capacity including the Employee Benefits Committee in its fiduciary and non-fiduciary roles pursuant to the terms and provisions of this Plan.

8.11 Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall so notify the Participant or beneficiary within 90 days after receipt of the claim. The notice of denial shall be written in a manner calculated to be understood by the Participant or beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure. The decision or action of the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 8.12 hereof.

8.12 Review of Claim. Within 60 days after the receipt by the Participant or beneficiary of notice of denial of a claim, the Participant or beneficiary may (a) file a request with the Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Committee in writing.

8.13 Decision After Review. Within 60 days after the receipt of a request for review under Section 8.12, the Committee, or its delegate, shall deliver to the Participant or beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Expenses. Expenses of administering the Plan, including the fees and expenses of any trustee, will be borne by the Employers.

9.2 Employment Rights. Establishment of this Plan shall not be construed to give any Participant or beneficiary the right to be retained by the Employer or to any benefits not specifically provided by the Plan.

9.3 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan. The Plan shall be construed and enforced, however, as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

9.4 Trust. The Employers shall make all distributions under this Plan. Alternatively, the Company may, on behalf of itself and the other Employers, transfer assets to a trust established with an independent trustee to make distributions under the Plan. The assets so held in such trust shall remain the general assets of the Company which at all times shall be subject to the rights and claims of the Company’s general creditors in accordance with the terms of the trust. The rights of Participants and their beneficiaries under this Plan and any such trust shall be exclusively unsecured contractual rights. No Participant or beneficiary shall have any right, title or interest whatsoever in the trust.

9.5 Applicable Law.

(a) This Plan, to the extent considered an unfunded deferred compensation plan for a select group of management or highly compensated employees which is not an excess benefit plan, is fully exempt from Titles II, III and IV of ERISA. However, this Plan, to the extent so considered, shall be governed and construed in accordance with the applicable sections of Title I of ERISA.

(b) To the extent not governed by ERISA, this Plan shall be governed by and construed according to the laws of the State of Kansas.

9.6 Incapacity of Benefit recipient. In the event any benefits (including survivor benefits) hereunder are payable to an individual who is physically or mentally incompetent to receive such payment, such benefits shall be paid on such individual’s behalf to the same party to whom the corresponding benefits from the Qualified Pension Plan are paid.

9.7 Effect on Qualified Retirement Plans. Amounts credited or paid under this Plan shall not be considered to be compensation for purposes of the Qualified Pension Plans or any other qualified retirement plan maintained by an Employer.

9.8 Withholding of Taxes. An Employer, or a person designated by the Employer, will withhold any required taxes related to the vesting of accrued benefits or the payment of supplemental retirement income or survivor benefits hereunder. In addition, an Employer may withhold such sum as the Employer or such person may reasonably estimate to be necessary to cover taxes for which the Employer or such person may be liable and which may be assessed with regard to such payment of supplemental retirement income or survivor benefits.

9.9 Amendments. The Board may amend this Plan in its sole discretion. Any such amendment shall be effective at such date as the Board may determine, except that no such amendment, other than an amendment of a minor nature or permitted in accordance with the terms of the trust, if any, described in Section 9.4, may apply to any period prior to the announcement of the amendment. The Committee may also amend the Plan, both retroactively and prospectively, but only to make minor changes which are technical or administrative in nature.

9.10 Plan Termination. The Board may at any time terminate this Plan in whole or in part in which case no further benefits shall accrue hereunder with respect to any affected Participant. If an Employer ceases to be a Subsidiary of the Company, the participation in this Plan of all Participants employed by that Employer will terminate and no further benefits for such Participants shall accrue hereunder. There shall be no acceleration of any benefits payable under this Plan upon termination of the Plan, except as permitted under Code Section 409A.

9.11 Non Alienation. Subject to Section 9.12, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits, except such claims as may be made by the Company or any other Employer.

9.12 Qualified Domestic Relations Orders. Section 9.11 shall not apply to the creation, assignment or recognition of a right to the benefit under the Plan pursuant to a “domestic relations order” (as defined in Section 206(d)(3)(B)(ii) of ERISA) which meets the requirements of a “qualified domestic relations order” (as defined in Section 206(d)(3)(B)(i) of ERISA) and which is consistent with the nature of benefits provided under the Plan.

9.13 Notices. Notices, reports and statements to be given, made or delivered to a Participant shall be deemed duly given, made or delivered, when addressed to the Participant, and delivered by ordinary mail, or by Employer mail, to such Participant’s business address or resident address on the employee information system of the Employer. All notices required to be given by a Participant or beneficiary shall be given on a form provided for the purpose and shall be deemed received when delivered to the Committee or such Participant’s local human resources department.

9.14 Department of Labor Notice. The Committee shall be responsible for filing with the Department of Labor a notice in the form attached hereto as Exhibit A not later than 120 days after the effective date of this Plan

9.15 Code Section 409A Fail-Safe Provision. In the event that any provision of this Plan shall be determined to contravene Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A or applicable judicial decisions construing Section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A and applicable judicial decisions construing Section 409A.

“EXHIBIT A”

CERTIFIED MAIL

RETURN RECEIPT NO.

Secretary of Labor

Top Hat Plan Exemption

Employee Benefits Security

Administration

Room N-1513

U.S. Department of Labor

200 Constitution Avenue NW

Washington, DC 20210

EMBARQ CORPORATION

REPORTING AND DISCLOSURE COMPLIANCE STATEMENT

In compliance with Section 110 of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Regulations thereunder, found at 29 CFR 2520.104-23, Embarq Corporation is filing this Reporting and Disclosure Compliance Statement and in connection herewith provides the following information:

EMPLOYER	EMBARQ CORPORATION

ADDRESS:	[__________]

EMPLOYER IDENTIFICATION #:	[__________]

PLAN NAME:

NUMBER OF PLANS:	[__________]

NUMBER OF EMPLOYEES PARTICIPATING IN EACH PLAN:	[__________]

Embarq Corporation maintains the above-named unfunded Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Embarq Corporation will provide the plan documents to the Secretary of Labor upon request, as required by Section 104(a)(1) of ERISA.

EMBARQ CORPORATION

By:

Title:

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